As filed with the Securities and Exchange Commission on August 14, 2026.

Registration Statement No. 333-297552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioVie Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	46-2510769
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

680 W Nye Lane, Suite 201

Carson City, NV 89703

(775) 888-3162

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cuong Do

Chief Executive Officer

c/o BioVie Inc.

680 W Nye Lane Suite 201

Carson City, NV 89703

(775) 888-3162

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Carly E. Ginley, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100	Jeffrey J. Fessler, Esq. Stephen A. Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 14, 2026

Up to 16,025,641 Shares of Class A Common Stock

Up to 16,025,641 Pre-funded Warrants to Purchase up to 16,025,641 Shares of Class A Common Stock

Up to 16,025,641 Common Warrants to Purchase up to 16,025,641 Shares of Class A Common Stock

Up to 16,025,641 Shares of Class A Common Stock Underlying the Common Warrants

Up to 16,025,641 Shares of Class A Common Stock Underlying the Pre-funded Warrants

BioVie Inc.

We are offering on a "best efforts" basis up to 16,025,641 shares (the "Shares") of Class A Common Stock, par value $0.0001 per share (the "Common Stock"), together with up to 16,025,641 warrants (the "Common Warrants") to purchase up to 16,025,641 shares of Common Stock. The assumed combined public offering price per Share and accompanying Common Warrant is $1.56, the last reported sales price of our Common Stock as reported on The Nasdaq Capital Market ("Nasdaq") on August 13, 2026. The actual combined public offering price per Share and accompanying Common Warrant will be determined between us and the placement agent (as defined below) at the time of pricing and may be at a discount to this assumed combined public offering price. Therefore, the assumed combined public offering price used throughout this prospectus may not be indicative of the actual combined public offering price.

We are also offering up to 16,025,641 pre-funded warrants (the "Pre-funded Warrants") to purchase up to 16,025,641 shares of our Common Stock to those purchasers whose purchase of Shares and accompanying Common Warrants in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, together with up to 16,025,641 Common Warrants to purchase up to 16,025,641 shares of Common Stock. The public offering price per Pre-funded Warrant and accompanying Common Warrant is equal to the price per Share and accompanying Common Warrant being sold to the public in this offering, minus $0.0001. Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. For each Pre-funded Warrant we sell, the number of Shares that we are offering will be decreased on a one-for-one basis.

Each Share, or each Pre-funded Warrant in lieu thereof, is being sold together with one Common Warrant. Each Common Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $1.95 (representing 125% of the assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, the last reported sales price of our Common Stock as reported on Nasdaq on August 13, 2026) and will expire five (5) years from the date of issuance.

We have engaged ThinkEquity LLC to act as our placement agent (the “placement agent”) in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus.

This offering will terminate on September 30, 2026, unless completed sooner or we decide to terminate this offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. There is no arrangement for funds to be received in escrow, trust or a similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. We will bear all costs associated with this offering. See "Plan of Distribution" on page 33 of this prospectus for more information regarding these arrangements.

The Common Stock and Pre-funded Warrants, as the case may be, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Pursuant to the registration statement of which this prospectus forms a part, we are also registering the shares of Common Stock issuable upon exercise of the Common Warrants and Pre-funded Warrants offered hereby.

Our shares of Common Stock are listed on Nasdaq under the symbol "BIVI." On August 13, 2026, the last reported sales price of our Common Stock on Nasdaq was $1.56 per share. There is no established trading market for the Common Warrants or the Pre-funded Warrants. We do not intend to list the Pre-funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system and do not expect a trading market to develop for the Pre-funded Warrants or the Common Warrants. Without an active trading market, the liquidity of the Pre-funded Warrants and the Common Warrants will be limited.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Common Warrant	Per Pre-funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement agent fees (6.0%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
(1)	We refer you to "Plan of Distribution" beginning on page 33 for additional information regarding the placement agent's compensation.

The delivery of the securities sold in this offering to purchasers is expected to be made on or about                 , 2026.

ThinkEquity

The date of this prospectus is                , 2026

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the "SEC") includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto. You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading "Where You Can Find More Information."

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. Neither we, nor the placement agent, have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside the United States (“U.S.”): We and the placement agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

References to the “Company,” “BioVie,” “we,” “us,” “our” and similar terms in this prospectus are to BioVie Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

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Prospectus Summary

This summary highlights certain information about us and certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of the Company, you should read and consider carefully the more detailed information included in this prospectus and in the documents incorporated by reference herein, including the factors described under the heading "Risk Factors," on page 8 of this prospectus and in the documents incorporated by reference herein, before making an investment decision.

Overview of the Company

We are a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders and advanced liver disease.

Neurodegenerative Disease Programs

The Company acquired the biopharmaceutical assets of NeurMedix, Inc. (“NeurMedix”), a privately held clinical-stage pharmaceutical company and a related party in June 2021. The acquired assets included NE3107 (“bezisterim”). Bezisterim, the approved generic name for NE3107 is an investigational, novel, orally administered small molecule that is thought to inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance may play fundamental roles in the development of Alzheimer’s disease (“AD”) and Parkinson’s disease (“PD”), and bezisterim could, if approved by the U.S. Food and Drug Administration (“FDA”), represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from AD, 1 million Americans suffering from PD, and approximately 20 million adults in the US suffering from Long COVID, with millions more affected worldwide.

With respect to the mechanism of action, we believe bezisterim inhibits activation of inflammatory extracellular signal-regulated kinase (“ERK”) and nuclear factor kappa-light-chain-enhancer of activated B cells (“NFκB”) (including interactions with tumor necrosis factor (“TNF”) signaling and other relevant inflammatory pathways) that lead to neuroinflammation and insulin resistance. By binding to ERK and selectively modulating NFκB activation and TNF-α production without interfering with their homeostatic functions (e.g., insulin signaling and neuron growth and survival), we believe that bezisterim may offer clinical improvements in several disease indications, including PD, AD and long COVID.

Chronic neuroinflammation, insulin resistance, and oxidative stress are common features in the major neurodegenerative diseases, including AD, PD, frontotemporal lobar dementia, and Amyotrophic lateral sclerosis. Bezisterim (NE3107) is an investigational oral small molecule, blood-brain permeable, compound with potential anti-inflammatory, insulin sensitizing, and ERK-binding properties that may allow it to selectively inhibit ERK-, NFκB- and TNF-stimulated inflammation. Bezisterim’s (NE3107) potential to inhibit neuroinflammation and insulin resistance forms the basis for the Company’s work testing the molecule in AD, PD, and long COVID patients. Bezisterim (NE3107) is patented in the United States, Australia, Canada, Europe and South Korea.

Parkinson’s Disease

PD is driven in large part by neuroinflammation and activation of brain microglia, leading to increased proinflammatory cytokines (particularly TNF). Multiple daily administrations of levodopa (converted to dopamine in the brain) is the current standard of care treatment for this movement disorder. However, levodopa effectiveness diminishes over time necessitating increased dosage and prolonged daily administration leads to side effects of uncontrolled movements called levodopa-induced dyskinesia, commonly referred to as LID, which is exacerbated by high dose levodopa. Although levodopa provides symptomatic benefit, it does not slow PD progression.

The Phase 2 study of bezisterim (NE3107) for the treatment of PD (NCT05083260) that we completed in December 2022, was a double-blind, placebo-controlled, safety, tolerability, and pharmacokinetics study in PD participants treated with carbidopa/levodopa and bezisterim (NE3107). Forty-five patients with a defined L-dopa “off state” were randomized 1:1 to placebo: bezisterim (NE3107) 20 mg twice daily for 28 days. This trial was launched with two design objectives: 1) the primary objective was safety and a drug-drug interaction study as requested by the FDA to measure the potential for adverse interactions of bezisterim (NE3107) with carbidopa/ levodopa; and 2) the secondary objective was to determine if preclinical indications of promotoric activity and apparent enhancement of levodopa activity could be seen in humans. Both objectives were met.

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The Company recently conducted a Phase 2b clinical trial of bezisterim as a potential first-line therapy for patients with newly diagnosed PD. The SUNRISE-PD trial was designed to evaluate the safety and efficacy of bezisterim on motor and non-motor symptoms in patients with PD who have not been treated with carbidopa/levodopa. The trial was a multicenter, randomized, double-blind, placebo-controlled trial with a hybrid decentralized design and lasted 20 weeks from initial screening through safety follow-up for each participant. The trial commenced in April 2025 and completed enrollment in December 2025. In August 2026, the Company announced topline results of the trial. The trial successfully met prespecified endpoints and achieved its objectives, with topline results showing that bezisterim improved blood based inflammatory markers of disease, along with a broad range of biological markers associated with overall cellular health and nerve cell damage. Participants treated with bezisterim experienced greater improvements than those receiving placebo across a series of clinical outcome measures of daily living, motor symptoms, and nonmotor symptoms. For a more detailed discussion of the topline results, see “—Recent Developments.”

Long COVID Program

Long COVID is a condition in which symptoms of COVID-19, the acute respiratory disease caused by the SARS-CoV-2 virus, persist for an extended period, generally three months or more. Common symptoms include lingering loss of smell and taste, extreme fatigue, and “brain fog,” though persistent cardiovascular and respiratory problems, muscle weakness, and neurologic issues have also been documented.

In April 2024, the Company was awarded a clinical trial grant of $13.1 million from the U.S. Department of War (“DOW”), formerly known as the Department of Defense, awarded through the Peer Reviewed Medical Research Program of the Congressionally Directed Medical Research Programs. In August 2024, the U.S. Army Medical Research and Development Command, Office of Human Research Oversight (“OHRO”) approved the Company’s plan to evaluate bezisterim for the treatment of neurological symptoms that are associated with long COVID and the FDA authorized our Investigational New Drug (“IND”) application for bezisterim allowing the Company to study a novel, anti-inflammatory approach for the treatment of the debilitating neurocognitive symptoms associated with long COVID. The Phase 2 ADDRESS-LC study is a randomized (1:1), placebo-controlled, multicenter trial evaluating the efficacy, safety and tolerability of bezisterim in adult participants with long COVID who have cognitive impairment sequelae and fatigue. The trial commenced in May 2025 and completed enrollment in May 2026. The Company currently expects to report topline results in late summer 2026.

Alzheimer’s Disease

In AD, BioVie has conducted both Phase 2 and Phase 3 trials. Preliminary data from these trials suggest improvements in cognition and biomarkers, supporting further trials to evaluate its potential as a therapy for the six million Americans living with AD.

Results of a Phase 2 investigator-initiated trial (NCT05227820) showing bezisterim treated patients experienced improved cognition and biomarker levels were presented at the Clinical Trials on Alzheimer's Disease (CTAD) annual conference in December 2022.

On November 29, 2023, the Company announced the analysis of its unblinded, topline efficacy data from its Phase 3 clinical trial (NCT04669028) of bezisterim in the treatment of mild to moderate AD. The study had co-primary endpoints measuring cognitive impairment using the Alzheimer’s Disease Assessment Scale-Cognitive Scale (ADAS-Cog 12) and function using the Clinical Dementia Rating-Sum of Boxes (CDR-SB). Patients were randomly assigned, 1:1 versus placebo, to receive sequentially 5 mg of bezisterim orally twice a day for 14 days, then 10 mg orally twice a day for 14 days, followed by 26 weeks of 20 mg orally twice daily.

Upon trial completion, as the Company began the process of unblinding the trial data, the Company found significant deviation from protocol and current good clinical practices (“cGCPs”) violations at 15 study sites (virtually all of which were from one geographic area). This highly unusual level of suspected improprieties led the Company to exclude all patients from these sites and to refer the sites to the FDA Office of Scientific Investigations (“OSI”) for potential further action. After the patient exclusions, 81 patients remained in the Modified Intent to Treat population, 57 of whom were in the Per-Protocol population which included those who completed the trial and were verified to take study drug from pharmacokinetic data.

The trial was originally designed to be 80% powered with 125 patients in each of the treatment and placebo arms. The unplanned exclusion of so many patients left the trial underpowered for the primary endpoints. In the Per-Protocol population, which included those patients who completed the trial and who were further verified to have taken the study drug (based on pharmacokinetic data), an observed descriptive change from baseline appeared to suggest a slowing of cognitive decline; these same patients experienced an advantage in age deceleration vs. placebo as measured by DNA epigenetic changes. Age deceleration is used by longevity researchers to measure the difference between the patient’s biological age, in this case as measured by the Horvath DNA methylation Skin Blood Clock, relative to the patient’s actual chronological age. This test was a non-primary/secondary endpoint, other-outcome measure, done via blood collected at week 30 (end of study). Additional DNA methylation data continues to be collected and analyzed.

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Liver Cirrhosis Program

In liver disease, our investigational drug candidate BIV201 (continuous infusion terlipressin) was granted both FDA Fast Track status and FDA Orphan Drug designation for ascites (due to all etiologies except cancer), which is the most common complication related to liver cirrhosis and represents a significant unmet medical need. BIV201 is being evaluated as a treatment option for patients suffering from life-threatening complications of liver cirrhosis and ascites due to hepatitis, nonalcoholic steatohepatitis, and alcoholism. U.S. treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $5 billion annually and have an estimated 50% mortality rate within 6 to 12 months. The FDA has never approved any drug specifically for treating ascites.

After receiving guidance from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the treatment of patients with cirrhosis and ascites, the Company is currently finalizing the protocol design for the Phase 3 study of BIV201 with a focus on demonstrating clinical benefit through a composite primary endpoint of complications and disease progression in patients with cirrhosis and ascites who have recently recovered from acute kidney injury (“AKI”). Ascites is a common complication of advanced liver cirrhosis involving the accumulation of large volumes of fluid in the abdomen, often exceeding five liters, due to liver and kidney dysfunction. BIV201 is administered in a continuous infusion of terlipressin as a patent-pending liquid formulation with patents issued in the U.S., China, Japan, Chile, Australia, Mexico and India to date. Terlipressin is used in over 40 countries to treat complications of liver cirrhosis, including Type 1 hepatorenal syndrome and bleeding esophageal varices, and was approved in the U.S. in 2022 to improve kidney function in adults with hepatorenal syndrome experiencing a rapid reduction in kidney function; it is not currently approved in Japan.

Recent Developments

Topline Results of Phase 2b Clinical Trial of Bezisterim in Early Parkinson’s Disease

In August 2026, we announced topline results from our Phase 2b SUNRISE-PD clinical trial (NCT06757010), a multicenter, randomized, double-blind, placebo-controlled study evaluating bezisterim (20 mg twice daily) in 57 patients with early-stage PD who were naïve to symptomatic dopaminergic therapy (carbidopa/levodopa). The trial was designed to establish proof-of-mechanism and proof-of-concept for bezisterim in this patient population and to inform the design of a potentially pivotal Phase 3 registrational trial. Over a 12-week treatment period, the study prospectively evaluated a predefined battery of biologic, clinical, and quality of life assessments to examine motor and non-motor endpoints consistent with bezisterim’s expected metabolic and anti-inflammatory actions.

The trial’s primary pharmacodynamic endpoint assessed the effect of bezisterim on hematologic inflammatory biomarker indices, specifically the monocyte-to-lymphocyte ratio (MLR), Systemic Inflammation Response Index (SIRI), neutrophil-to-lymphocyte ratio (NLR), systemic immune-inflammation index (SII), platelet-to-lymphocyte ratio (PLR), and aggregate index of systemic inflammation (AISI), as well as a composite of those markers. The study’s primary pharmacodynamic assessment focused on changes in this predefined panel of blood-based inflammatory markers of disease. The trial successfully met this prespecified primary endpoint, with bezisterim demonstrating a statistically significant reduction in the composite neuroinflammation measure, changing by -0.28 in patients treated with bezisterim compared with +0.19 for placebo (Cohen’s d = -1.06, nominal p=0.0018), further supporting an effect of bezisterim on neuroinflammatory pathways.

Secondary and exploratory endpoints evaluated motor and non-motor clinical outcomes, biomarkers of neurodegeneration, and safety and tolerability. The majority of patients treated with bezisterim showed improvement on the Early Parkinson’s Neuro-Inflammatory Composite 15 (EPNIC-15), a composite endpoint encompassing 15 clinically relevant motor and non-motor measures of PD. In contrast, patients receiving placebo showed a change in the opposite direction (bezisterim = -0.04, placebo = +0.18, Cohen’s d = -0.94, nominal p=0.0006). EPNIC-15 aligns clinical outcome measurements from UPDRS Parts I, II, and III, as well as PDSS-2 (sleep) with bezisterim’s proposed mechanism of action, providing a sensitive tool to evaluate anti-inflammatory treatment effects in early PD.

Bezisterim treatment was also associated with improvements across a range of neurodegeneration biomarkers from mid-study (week 4) to end-of-study (week 12), including neurofilament light chain (NfL), glial fibrillary acidic protein (GFAP), ubiquitin carboxyl-terminal hydrolase L1 (UCHL1), BN02, and microtubule-associated protein tau (MAPT). These biomarker observations are exploratory in nature, and bezisterim’s potential to influence underlying disease progression will require confirmation in future clinical trials.

Bezisterim was well tolerated and demonstrated a safety profile comparable to placebo. The incidence of adverse events was similar between treatment groups (39.3% with bezisterim vs. 51.7% with placebo), with no severe or serious adverse events and only one treatment-related adverse event reported in each group. Most adverse events were mild in severity, while patients receiving placebo experienced a higher number of total adverse events and a greater proportion of moderate adverse events than those treated with bezisterim.

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All p-values reported in these results are nominal and unadjusted for multiplicity, consistent with the exploratory, signal-finding objectives of this Phase 2 study. The FDA has not validated the biomarker endpoints used in this trial as surrogate endpoints for PD. These results are preliminary and based on a small patient population studied over a limited duration; results observed in this study may not be replicated in larger or longer-duration trials. We intend to use these results to inform the design of a potentially pivotal Phase 3 registrational trial of bezisterim in PD.

Corporate Information

Our principal executive office is located at 680 W. Nye Lane, Suite 201, Carson City, Nevada 89703, and our phone number is (775) 888-3162. Our corporate website address is located at www.bioviepharma.com. The information on or accessed through our website is not incorporated in this prospectus or the registration statement of which this prospectus forms a part.

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The Offering

Common Stock offered by us:	Up to 16,025,641 shares of Common Stock at an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, the last reported sales price of our Common Stock as reported on Nasdaq on August 13, 2026.

Pre-funded Warrants offered by us:

We are also offering up to 16,025,641 Pre-funded Warrants to purchase up to 16,025,641 shares of Common Stock at an assumed combined public offering price equal to the price per Share and accompanying Common Warrant being sold to the public in this offering minus $0.0001, to those purchasers whose purchase of Shares and accompanying Common Warrants in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, together with up to 16,025,641 Common Warrants to purchase up to 16,025,641 shares of Common Stock.

The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full at an exercise price of $0.0001 per share. This prospectus also relates to the offering of Common Stock issuable upon exercise of the Pre-funded Warrants sold in this offering. For each Pre-funded Warrant we sell, the number of Shares that we are offering will be decreased on a one-for-one basis.

For additional information regarding the terms of the Pre-funded Warrants, see "Description of Securities-Pre-funded Warrants."

Common Warrants offered by us:

Each Common Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $1.95 (representing 125% of the assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, the last reported sale price of our Common Stock as reported on Nasdaq on August 13, 2026) and expire five (5) years from the date of issuance. The Common Warrants will be issued on a one-for-one basis with the Shares and Pre-funded Warrants sold in this offering. The Shares and the Pre-funded Warrants, as the case may be, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of Common Stock issuable upon exercise of the Common Warrants sold in this offering.

For additional information regarding the terms of the Common Warrants, see "Description of Securities-Common Warrants."

Common Stock to be outstanding after this offering:	24,476,789 shares based on an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant (which is the last reported sales price of our Common Stock on Nasdaq on August 13, 2026) and assumes no sale of Pre-funded Warrants, which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis.

Best efforts offering:

We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than use its best efforts to arrange for the sale of the securities by us. See “Plan of Distribution” in this prospectus.

Use of proceeds:

We estimate that the net proceeds from this offering will be approximately $22.7 million, based on an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant (the last reported sales price of our Common Stock on Nasdaq on August 13, 2026) after deducting estimated placement agent fees and other estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. This may include, but is not limited to, capital expenditures, research and development (“R&D”) expenditures and acquisitions of new technologies or businesses. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors:	Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 8 and the similarly titled sections in the documents incorporated by reference into this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our securities.

Listing:	Our Common Stock is listed on Nasdaq under the symbol "BIVI." There is no established trading market for the Pre-funded Warrants or the Common Warrants. We do not intend to list the Pre-funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system and do not expect a trading market to develop for the Pre-funded Warrants or the Common Warrants.

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The number of shares of our Common Stock outstanding before this offering and to be outstanding after this offering is based on 8,451,148 shares of our Common Stock outstanding as of August 13, 2026, and excludes:

•	2,785,363 shares of our Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $7.62 per share;

•	7,373,498 shares of our Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.06 per share; and

•	300 shares of our Common Stock issuable upon vesting of restricted stock units issued under our equity incentive plan.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no exercise of outstanding options or warrants;

•	no exercise of the Pre-funded Warrants and the Common Warrants issued and sold in this offering; and

•	no exercise of the Placement Agent's Warrants (as defined herein) to be issued upon consummation of this offering at an exercise price equal to 125% of the combined public offering price of our Shares and accompanying Common Warrants.

7

Risk Factors

Investing in shares of our Common Stock involves a high degree of risk. Before deciding whether to invest in shares of our Common Stock, you should consider carefully the risks and uncertainties discussed below and under the section titled "Risk Factors" contained in our most recent Annual Report on Form 10-K as well as any amendments thereto reflected in our subsequent filings with the SEC, which is incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference herein, and any prospectus supplement and any free writing prospectus that we may authorize. Please also read carefully the section titled "Cautionary Note Regarding Forward-Looking Statements."

Risks Relating to this Offering

You may experience immediate and substantial dilution in the net tangible book value per share of our Common Stock you purchase in this offering.

The combined public offering price per Share and accompanying Common Warrant in this offering may exceed the as adjusted net tangible book value per share of our Common Stock outstanding prior to this offering. After giving effect to the sale by us of the Shares and accompanying Common Warrants at an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant (the last reported sales price of our Common Stock on Nasdaq on August 13, 2026), and after placement agent fees and estimated offering expenses payable by us and assuming full exercise of the Pre-funded Warrants, you will experience immediate dilution of $(0.17) per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2026 after giving effect to this offering and the assumed combined public offering price. The exercise of outstanding warrants and stock options may also result in further dilution of your investment. See the section entitled "Dilution" on page 15 for a more detailed illustration of the dilution you may incur if you participate in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering, may invest or spend the proceeds raised in this offering in ways with which you may not agree and the proceeds may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We currently intend to use the net proceeds of this offering as described in the section entitled “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you are relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used appropriately. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline, and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, interest-bearing instruments. These investments may not yield a favorable return, or any return, to us or our stockholders.

8

This is a best efforts offering, no minimum number of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the Shares and accompanying Common Warrants and the Pre-funded Warrants and accompanying Common Warrants in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum number of securities or amount of proceeds required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell all of the securities offered in this offering. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Nasdaq may seek to delist our Common Stock if it concludes this offering does not qualify as a public offering as defined under Nasdaq’s stockholder approval rule.

The continued listing of our Common Stock on Nasdaq depends on our compliance with the requirements for continued listing under the Nasdaq Marketplace Rules, including, but not limited to, Market Place Rule 5635, or the stockholder approval rule. The stockholder approval rule prohibits the issuance of shares of our Common Stock (or derivatives) in excess of 20% of our outstanding shares of our Common Stock without stockholder approval, unless those shares are sold at a price that equals or exceeds the "minimum price", as defined in the stockholder approval rule, or in what Nasdaq deems a "public offering" as defined in the stockholder approval rule (a "Public Offering"). The securities sold in this offering may be sold at a significant discount to the "minimum price" as defined in the stockholder approval rule, and we do not intend to obtain the approval of our stockholders for the issuance of the securities in this offering. Accordingly, we have sought to conduct, and plan to continue to conduct, this offering as a Public Offering as defined in the stockholder approval rule, which is a qualitative analysis based on several factors as determined by Nasdaq, including by broadly marketing and offering these securities on a best efforts basis and registering such securities under the Securities Act of 1933, as amended (the "Securities Act"). Demand for the securities sold by us in this offering, and the actual combined public offering price for these securities, will be determined following a broad public marketing effort over several trading days, and final distribution of these securities will ultimately be determined by the placement agent. Nasdaq has also published guidance that an offering of securities that are "deeply discounted" to the "minimum price" (for example a discount of 50% or more) will typically preclude a determination that this offering qualifies as a Public Offering for purposes of the stockholder approval rule. We cannot assure you that Nasdaq will determine that this offering will be deemed a Public Offering under the stockholder approval rule. If Nasdaq determines that this offering was not conducted in compliance with the stockholder approval rule, Nasdaq may cite a deficiency and move to delist our securities from Nasdaq. Upon a delisting from Nasdaq, our stock would likely be traded in the over-the-counter inter-dealer quotation system, more commonly known as the "OTC." OTC transactions involve risks in addition to those associated with transactions in securities traded on the securities exchanges, such as Nasdaq, or, together, Exchange-listed stocks. Many OTC stocks trade less frequently and in smaller volumes than exchange-listed stocks. Accordingly, our stock would be less liquid than it would be otherwise. Also, the prices of OTC stocks are often more volatile than Exchange-listed stocks. Additionally, institutional investors are usually prohibited from investing in OTC stocks, and it might be more challenging to raise capital when needed.

There is no established public trading market for the Pre-funded Warrants or the Common Warrants being offered in this offering, and we do not expect a market to develop for the Pre-funded Warrants or the Common Warrants.

There is no established public trading market for the Pre-funded Warrants or the Common Warrants being offered and sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants or the Common Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-funded Warrants or the Common Warrants will be limited. Further, the existence of the Pre-funded Warrants or the Common Warrants may act to reduce both the trading volume and the trading price of our Common Stock.

9

The Pre-funded Warrants or the Common Warrants are speculative in nature.

Except as otherwise provided in the Pre-funded Warrants or the Common Warrants, until holders of Pre-funded Warrants or the Common Warrants acquire our Common Stock upon exercise of the Pre-funded Warrants or the Common Warrants, holders of Pre-funded Warrants and Common Warrants will have no rights with respect to our Common Stock underlying such Pre-funded Warrants and Common Warrants. Upon exercise of the Pre-funded Warrants or the Common Warrants, the holders will be entitled to exercise the rights of a stockholder of our Common Stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Pre-funded Warrants and Common Warrants is uncertain. There can be no assurance that the market price of our Common Stock will ever equal or exceed the price of the Pre-funded Warrants or the Common Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Pre-funded Warrants or the Common Warrants.

We will not, in the case of the Pre-funded Warrants, and may not, in the case of the Common Warrants, receive any meaningful additional funds upon the exercise of the Pre-funded Warrants or the Common Warrants.

Each Pre-funded Warrant and each Common Warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or $             cash purchase price upon exercise, respectively, or through a "cashless exercise" procedure. Accordingly, we will not, in the case of the Pre-funded Warrants, and may not, in the case of the Common Warrants, receive any meaningful additional funds upon the exercise of the Pre-funded Warrants or the Common Warrants.

If we do not maintain a current and effective prospectus relating to our Common Stock issuable upon exercise of the Pre-funded Warrants or the Common Warrants, holders will only be able to exercise such Pre-funded Warrants or the Common Warrants on a "cashless basis."

If we do not maintain a current and effective prospectus relating to the shares of our Common Stock issuable upon exercise of the Pre-funded Warrants or the Common Warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a "cashless basis," and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of our Common Stock that holders will receive upon exercise of the Pre-funded Warrants or the Common Warrants will be fewer than it would have been had such holders exercised their Pre-funded Warrants or the Common Warrants for cash. If we are unable to maintain a current and effective prospectus, the potential "upside" of the holder's investment in our company may be reduced.

Significant holders or beneficial holders of shares of our Common Stock may not be permitted to exercise the Pre-funded Warrants and the Common Warrants that they hold.

A holder of the Pre-funded Warrants and the Common Warrants will not be entitled to exercise any portion of any Pre-funded Warrant or Common Warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of shares of our Common Stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or 9.99% at the election of the holder) of the number of shares of our Common Stock immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 4.99% (or 9.99% at the election of the holder) of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants and the Common Warrants. As a result, you may not be able to exercise your Pre-funded Warrants or Common Warrants for shares of our Common Stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Pre-funded Warrants or Common Warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

Since the Common Warrants and Pre-funded Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Common Warrants and Pre-funded Warrants, as applicable, are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Common Warrants and Pre-funded Warrants, as applicable, may, even if we have sufficient funds, not be entitled to receive any consideration for their Common Warrants and Pre-funded Warrants, as applicable, or may receive an amount less than they would be entitled to if they had exercised their Common Warrants and Pre-funded Warrants, as applicable, prior to the commencement of any such bankruptcy or reorganization proceeding.

10

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "may," "will," "could," "leading," "intend," "contemplate," "shall" and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. The section in this prospectus entitled "Risk Factors" and the sections in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026 entitled "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements with respect to:

-	our limited operating history and experience in developing and manufacturing drugs;

-	none of our products are approved for commercial sale;

-	our substantial capital needs;

-	product development risks;

-	our lack of sales and marketing personnel;

-	regulatory, competitive and contractual risks;

-	no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable;

-	risks related to our intellectual property rights;

-	the volatility of the market price and trading volume in our Common Stock;

-	the risk that our Common Stock will be delisted from Nasdaq;

-	the absence of liquidity in our Common Stock;

-	the risk of substantial dilution from future issuances of our equity securities; and

-	the other risks set forth herein and in the documents incorporated by reference herein under the caption "Risk Factors."

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. The factors set forth above under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

11

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $22.7 million, based on an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant (the last reported sales price of our Common Stock on Nasdaq on August 13, 2026) after deducting estimated placement agent fees and other estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of the securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. This may include, but is not limited to, capital expenditures, R&D expenditures and acquisitions of new technologies or businesses.

A $0.50 increase (decrease) in the assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, which was the closing price of our Common Stock on Nasdaq on August 13, 2026, would increase (decrease) the net proceeds from this offering by approximately $7.5 million, assuming that the number of Shares and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agent fees and other estimated offering expenses payable by us. An increase (decrease) of 5,000,000 Shares and accompanying Common Warrants in the number of Shares and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by approximately $7.3 million assuming no change in the assumed combined public offering price per Share and accompanying Common Warrant and after deducting estimated placement agent fees and other estimated offering expenses payable by us.

Although we have identified some potential uses of the net proceeds to be received from this offering, we cannot specify these uses with certainty. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not positively impact our results of operations or increase the market value of our securities.

12

Dividend Policy

We have never declared or paid dividends on our Common Stock and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

13

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026 as follows:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of 908,510 shares of Common Stock upon the exercise of 528,539 outstanding common warrants and the cashless exercise of 380,000 outstanding pre-funded warrants on August 12, 2026; and

•	on an as further adjusted basis to give effect to the issuance by us in this offering of 16,025,641 Shares and accompanying Common Warrants at an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant (the last reported sales price of our Common Stock on Nasdaq on August 13, 2026) after deducting estimated placement agent fees and other estimated offering expenses payable by us.

You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our financial statements and related notes and the other financial information incorporated by reference herein.

	Actual	As adjusted		As Further Adjusted
Cash and cash equivalents	$8,977,370	10,298,718		33,048,618
Total liabilities	$3,980,192	3,980,192		3,980,192

Preferred stock; $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	-		-	-
Common stock, $0.0001 par value; 800,000,000 shares authorized at June 30, 2026; 7,545,474 shares issued of which 7,542,638 shares are outstanding at June 30, 2026	754	845		2,447
Additional paid-in capital	384,530,198	385,851,455		408,599,752
Accumulated deficit	(374,260,653)	(374,260,653)		(374,260,653)
Treasury stock	(29)	(29)		(29)
Total stockholders’ equity	$10,270,270	11,591,618		34,341,517
Total liabilities and stockholders’ equity	$14,250,462	15,571,810		38,321,709

The as further adjusted information discussed above is illustrative only and will be based on the actual combined public offering price and other terms of this offering determined at pricing. The number of shares of our Common Stock to be outstanding after this offering is based on 7,542,638 shares of our Common Stock outstanding as of June 30, 2026, and excludes:

•	2,785,363 shares of our Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $7.62 per share;

•	8,282,037 shares (including 380,000 pre-funded warrants) of our Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $5.56 per share; and

•	300 shares of our Common Stock issuable upon vesting of restricted stock units issued under our equity incentive plan.

14

Dilution

If you invest in shares of our Common Stock in this offering, your interest will be diluted to the extent of the difference between the assumed combined public offering price per Share and accompanying Common Warrant and the as adjusted net tangible book value per share of Common Stock immediately after this offering.

The net tangible book value of our Common Stock as of June 30, 2026 was approximately $9.9 million, or approximately $1.32 per share. The net tangible book value per share of our Common Stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of Common Stock outstanding as of June 30, 2026. The as adjusted net tangible book value of our Common Stock as of June 30, 2026 was approximately $11.2 million, or approximately $1.33 per share. The as adjusted net tangible book value per share of our Common Stock represents our net tangible book value per share of our Common Stock as of June 30, 2026, after giving effect to the issuance of 908,510 shares of Common Stock upon the exercise of 528,539 outstanding common warrants and the cashless exercise of 380,000 outstanding pre-funded warrants on August 12, 2026.

After giving effect to the issuance by us in this offering of 16,025,641 Shares and 16,025,641 accompanying Common Warrants at an assumed combined public offering price of $1.56 per Share and accompanying Common Warrant (the last reported sales price of our Common Stock on Nasdaq on August 13, 2026), after deducting estimated placement agent fees and other estimated offering expenses, our as further adjusted net tangible book value as of June 30, 2026 would have been approximately $34.0 million, or approximately $1.39 per share. This represents an immediate increase in as adjusted net tangible book value of approximately $0.07 per share to our existing stockholders, and an immediate dilution in as adjusted net tangible book value of approximately $(0.17) per share to new investors purchasing Shares and accompanying Common Warrants in this offering. Dilution per share to new investors is determined by subtracting as further adjusted net tangible book value per share as of June 30, 2026 after giving effect to this offering from the combined public offering price per Share and Common Warrant paid by new investors.

The following table illustrates this per share dilution:

Assumed combined public offering price per Share and accompanying Common Warrant		$1.56
Historical net tangible book value per share as of June 30, 2026	$1.32
As adjusted net tangible book value per share as of June 30, 2026	$1.33
Increase in as further adjusted net tangible book value per share after this offering	$0.07
As further adjusted net tangible book value per share as of June 30, 2026 after giving effect to this offering		$1.39
Dilution per share to new investors in this offering		$0.17

A $0.50 increase in the assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, which was the closing price of our Common Stock on Nasdaq on August 13, 2026, would increase our as further adjusted net tangible book value after this offering to approximately $1.64 per share and would increase the dilution to new investors purchasing Shares and accompanying Common Warrants in this offering to approximately $0.08 per share, assuming that the number of Shares and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent fees and other estimated offering expenses. A $0.50 decrease in the assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, which was the closing price of our Common Stock on Nasdaq on August 13, 2026, would decrease our as further adjusted net tangible book value after this offering to approximately $1.03 per share and would decrease the dilution to new investors purchasing Shares and accompanying Common Warrants in this offering to approximately $0.53 per share, assuming that the number of Shares and accompanying Common Warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent fees and other estimated offering expenses.

The number of shares of our Common Stock to be outstanding after this offering is based on 7,542,638 shares of our Common Stock outstanding as of June 30, 2026, and excludes:

•	2,785,363 shares of our Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $7.62 per share;
•	8,282,037 shares (including 380,000 pre-funded warrants) of our Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $5.56 per share; and
•	300 shares of our Common Stock issuable upon vesting of restricted stock units issued under our equity incentive plan.

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

15

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Director Since	Position
Cuong Do	60	2016	Chief Executive Officer, President and Director
Joanne Wendy Kim	71	--	Chief Financial Officer
Joseph M. Palumbo, MD	66	--	Chief Medical Officer
Jim Lang	61	2016	Chairman of the Board
Amy S. Chappell, MD, FAAN	75	2025	Director
Kameel D. Farag	48	2025	Director
Sigmund Rogich	82	2020	Director
Michael Sherman	67	2017	Director

Mr. Cuong Do has served on the Company’s Board of Directors since 2016 and was appointed the Company’s Chief Executive Officer (“CEO”) and President in 2021. He previously served as President, Global Strategy Group at Samsung from 2015 to 2020. Mr. Do helped set the strategic direction for Samsung’s diverse business portfolio. Prior to that, he was the Chief Strategy Officer for Merck from 2011 to 2014, Tyco Electronics from 2009 to 2011, and Lenovo from 2007 to 2009. Mr. Do is a former senior partner at McKinsey & Company, where he spent 17 years and helped build the healthcare, high tech and corporate finance practices. He holds a BA from Dartmouth College, and an MBA from the Tuck School of Business at Dartmouth.

We believe Mr. Do’s qualifications to serve on our Board of Directors and as the CEO and President are primarily based on his decades of experience as an executive in the pharma, biotech, and other high technology industries and his extensive experience in strategy, corporate finance practice and the development of companies in all stages.

Ms. Joanne Wendy Kim has served as the Company’s Chief Financial Officer since 2018. Ms. Kim previously served as Chief Financial Officer (“CFO”) for several companies throughout her career, previously with Landmark Education Enterprises, and prior to that, other public entities in the entertainment and financial services industry sectors. She provided interim CFO services to various organizations through Group JWK from 2016 to 2018. In her various roles, Ms. Kim oversaw corporate finance and operational groups, closed eight acquisitions, secured bank financings, developed and implemented new business strategies, managed risk and implemented new financial policies and procedures. As a CPA professional, she advised on accounting transactions, SEC reporting matters and other regulatory matters to clients serving as a Director at BDO USA, LLP’s National Office SEC Department and sat the US desk in London for BDO LLP UK Firm in 2008-2016 and as a Senior Manager at KPMG in earlier part of her career. She brings more than 35 years of accounting and finance experience to this position. Ms. Kim earned her BSA in accounting and finance at California State University, Long Beach.

Dr. Joseph M. Palumbo has served as our Chief Medical Officer (“CMO”) since 2021. Formerly he served as the CMO at Zynerba Pharmaceuticals from July 2019 to October 2021, responsible for clinical operations, development, regulatory, and medical affairs. Prior to his time at Zynerba, Dr. Palumbo held senior worldwide governance roles at Mitsubishi Tanabe Pharma in both the United States and Japan from April 2012 to June 2019, where he led medical science and translational research across multiple therapeutic areas, and guided successful registrational programs for Radicava® (edaravone) for the treatment of Amyotrophic Lateral Sclerosis. From April 2003 to March 2012, Dr. Palumbo was Global Head and Franchise Medical Leader for Psychiatry, and the Interim Head of Global Neuroscience at Johnson & Johnson, where he led the medical teams who achieved successful global registrations for Risperdal® (risperidone); Concerta® (methylphenidate HCL); and Invega® (paliperidone). He was Head of Psychiatry and Neurology at Pharmanet from April 2002 to April 2003. Dr Palumbo previously held industry positions in European Pharma with Sanofi-Synthelabo from April 1999 to April 2002, Biotech at Cephalon, from April 1997 to April 1998, and from July 1989 to April 2002, he held senior leadership and hospital administration roles at prestigious academic research institutions including Yale, Cornell, and the University of Pennsylvania. He holds a Bachelor of Arts at the University of Pennsylvania and received his Doctor of Medicine at the George Washington University School of Medicine. He was a Biological Sciences Training Program Fellow of the National Institutes of Health and Chief Resident for the Abraham Ribicoff Clinical Neuroscience Research Unit at Yale University. Dr Palumbo has received Board Certification in Psychiatry and Addiction Psychiatry.

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Dr. Amy Chappell has served as a director of the Company since 2025. Since 2024, she has served as CMO of Solaxa Inc., where she oversees clinical development of novel therapies for ataxia and nerve repair. Prior to that, Dr. Chappell was a clinical trials and neurology consultant for various companies from 2021 to 2024. From 2020 to 2021, she was CMO of Eliem Therapeutics, assisting it through a successful initial public offering and advancing programs in epilepsy and mood disorders. Dr. Chappell has also served over 25 years at Eli Lilly & Co., where she played a central role in developing and gaining US Food and Drug Administration (FDA) approvals for multiple central nervous system indications, including for Cymbalta® in fibromyalgia and musculoskeletal pain. Dr. Chappell holds a BA from Antioch College and an MD from Indiana University School of Medicine. She also holds numerous patents, has authored over 100 peer-reviewed publications and presentations, and remains a Fellow of the American Academy of Neurology.

Dr. Chappell’s qualifications to serve on our Board of Directors are primarily based on her decades of experience in clinical neuroscience and drug development.

Mr. James Lang, has served as Chairman of the Board of Directors since 2023 and has served as the Company’s director since 2016. Until 2025, he served as CEO of EVERSANA, the leading commercialization services company for the life sciences industry, where he now serves as a Director. In the five years since he founded EVERSANA, it is now over $1B in revenue, with more than 7,000 employees across 40 global locations. He formerly served as the CEO of Decision Resources Group (DRG), which he transformed into a leading healthcare data and analytics firm. Prior to that, Jim was CEO of IHS Cambridge Energy Research Associates (IHS CERA), a recognized leader in energy industry subscription information products, and formerly the President of Strategic Decisions Group (SDG), a leading global strategy consultancy. Mr. Lang holds a BS summa cum laude in electrical and computer engineering from the University of New Hampshire and an MBA with Distinction from the Tuck School of Business. Jim Lang currently also serves as a Director at OptimizeRX (OPRX), a Nasdaq listed Company, and Halozyme Therapeutics, Inc. (HALO), a Nasdaq listed Company.

Jim Lang’s qualifications to serve on our Board of Directors are primarily based on his decades of experience as a strategy consultant, broad industry expertise, and senior-level management experience running several healthcare and information technology companies.

Mr. Kameel Farag has served as a director of the Company since 2025. Since October 2025, he has served as the Interim Chief Financial Officer of Akari Therapeutics, Plc. He formerly served as Chief Financial Officer, Treasurer and head of business operations at Aspen Neuroscience from 2021 to 2025, where he oversaw tripling the company’s headcount, secured over $150 million in financing, built manufacturing infrastructure and prepared the company for clinical data and a potential future public offering. Prior to that, he served as Senior Vice President, Finance at Ionis Pharmaceuticals from 2018 to 2021. In addition, Mr. Farag spent over 16 years at Amgen Inc. in a variety of finance and operational roles including Chief Financial Officer of Amgen’s Intercontinental Region from 2013 to 2018 and as its Head of International FP&A and Interim International Chief Financial Officer from 2009 to 2013. Mr. Farag holds a BA from the University of California, Santa Barbara.

Mr. Farag’s qualifications to serve on our Board of Directors are primarily based on his experience as a biotech and global finance executive with a track record of scaling companies through transformational growth.

Mr. Sigmund Rogich has served as a director of the Company since 2020. He is the CEO and President of The Rogich Communications Group and serves on the Board of Keep Memory Alive, a philanthropic organization which raises awareness about brain disorders and Alzheimer’s disease. Keep Memory Alive funds clinical trials to advance new treatments for patients with Alzheimer’s, Huntington’s and Parkinson’s disease, as well as multiple sclerosis. Mr. Rogich was formerly the U.S. Ambassador to Iceland. He has served as a senior consultant to Presidents Ronald Reagan and George H.W. Bush. Mr. Rogich serves on multiple boards of directors for charitable causes.

Mr. Rogich’s qualifications to serve on our Board of Directors are based on his experience in the Communications sector and philanthropic organization raising awareness about brain disorders, as well as his experience in service as a senior consultant to candidates of the highest office.

Mr. Michael Sherman has served as a director of the Company since 2017. He retired from his position as a Managing Director at Barclays Plc in 2018, where he had worked since 2008. Previously he was a Managing Director at Lehman Brothers, Inc. He has worked in investment banking for 30 years. Mr. Sherman has significant experience in healthcare finance, most recently assisting on a $450 million convertible transaction for Neurocrine Biosciences. He has worked on successful financial transactions for Teva Pharmaceutical Industries, Amgen Inc., Cubist Pharmaceuticals, Merck & Co., and Cardinal Health, among other companies. After graduating from the University of Pennsylvania, Michael Sherman received his JD, cum laude, from the Harvard Law School.

Mr. Sherman’s qualifications to serve on our Board of Directors are primarily based on his decades of finance industry experience and investment banking. Mr. Sherman has significant experience in healthcare finance including having worked on successful financial transactions for several pharmaceutical and healthcare focused companies.

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Role and Composition of the Board of Directors

The Board of Directors, which is elected by the stockholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. It selects the President and Chief Executive Officer, or person or persons performing similar functions, and other members of the senior management team, and provides an oversight function for the President and Chief Executive Officer’s execution of overall business strategy and objectives. The Board acts as an advisor and counselor to senior management and validates business strategy and direction. The Board’s primary function is to monitor the performance of senior management and facilitate growth and success by providing mentoring and actionable business advice honed by substantial substantive knowledge of the Company’s business and history tempered with significant outside business experience.

Our Amended and Restated Bylaws state that the number of directors shall be determined from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. In all elections for directors, every stockholder shall have the right to vote the number of shares owned by such stockholders for each director to be elected. A director or the entire Board, may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors. Vacancies in the Board may be filled by a majority of the directors or by an election either at an annual meeting or at a special meeting of the stockholders called for that purpose. Any directors elected by the stockholders to fill the vacancy shall hold office for the balance of the term for which he or she was elected. A director appointed by the Board to fill the vacancy shall serve until the next meeting of stockholders at which directors are elected.

A director need not be a stockholder. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Our Amended and Restated Bylaws shall not be construed to preclude any director from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

There are no familial relationships among any of our directors or officers. Except as described under “The Nominees” above or “Executive Officers” below, none of our other directors or officers is or has been a director or has held any form of directorship in any other U.S. reporting companies. None of our directors or officers has been affiliated with any Company that has filed for bankruptcy within the last five years. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party that are adverse to the Company. We are also not aware of any material interest of any of our officers or directors that is adverse to our own interests.

Code of Ethics

We have adopted a code of conduct and ethics meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. We believe our code of conduct and ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of conduct and ethics. Our code of conduct and ethics is accessible under the “Investors-Governance” section of our website at www.bioviepharma.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of ethics will be included in a Current Report on Form 8-K that will be filed with the SEC within four business days following the date of the amendment or waiver.

Independence of the Board of Directors

Our common stock is traded on Nasdaq. After review of all relevant transactions and relationships between each director, or any of the director’s family members, and the Company, its senior management and its independent auditors, the Board has determined that Ms. Chappell and Messrs. Farag, Lang, Sherman and Rogich are independent under the listing standards of Nasdaq. In making this determination, the Board of Directors considered that there were no new transactions or relationships between its current independent directors and the Company, its senior management and its independent auditors since last making this determination.

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Committees of the Board of Directors

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is comprised solely of independent directors, operates under a charter approved by our Board of Directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of the Audit Committee are Kameel D. Farag, James Lang and Michael Sherman, each of whom is an independent director within the meaning of the Nasdaq rules. Mr. Lang has served as Chairman of the Audit Committee since February 2025 and qualifies as an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

The primary responsibilities of the Audit Committee include:

  assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
  pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
  setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
  obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
  meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
  reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
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Compensation Committee

The members of the Compensation Committee are James Lang, Sigmund Rogich and Michael Sherman. Mr. Sherman has served as Chairman of the Compensation Committee since October 2020.

The primary responsibilities of the Compensation Committee include:

  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
  reviewing and making recommendations to our Board of Directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;
  reviewing our executive compensation policies and plans;
  implementing and administering our incentive compensation equity-based remuneration plans; assisting management in complying with our proxy statement and annual report disclosure requirements;
  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees; and
  producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the Compensation Committee of any entity that has one or more officers serving on our Board of Directors.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Amy Chappell, Sigmund Rogich and Michael Sherman. Mr. Rogich has served as Chairman of the Nominating and Corporate Governance Committee since August 2025.

The primary responsibilities of the Nominating and Corporate Governance Committee include:

  identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board of Directors, and recommending to the Board of Directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board of Directors;
  developing and recommending to the Board of Directors and overseeing implementation of our corporate governance guidelines;
  coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the company; and
  reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid during the last two fiscal years ended June 30, 2026 and 2025 to the following executive officers of the Company, who are referred to as our “named executive officers”:

  Cuong Do, our President and Chief Executive Officer
  Joanne Wendy Kim, our Chief Financial Officer and Corporate Secretary
  Joseph Palumbo, our Chief Medical Officer
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity	Nonqualified Deferred	All Other Compensation	Total
Cuong Do
Chief Executive Officer and President	2026	$640,000	$96,000	$—	$653,990	$—	$—	$—	$1,389,990
	2025	$618,000	$92,700	$—	$149,449	$—	$—	$—	$860,149
Joanne Wendy Kim
Chief Financial Officer and Corporate Secretary	2026	$350,000	$39,375	$—	$108,228	$—	$—	$—	$497,603
	2025	$295,000	$105,000	$—	$20,621	$—	$—	$—	$420,621
Joseph Palumbo
Chief Medical Officer	2026	$580,000	$65,250	$—	$129,756	$—	$—	$—	$775,006
	2025	$560,000	$84,000	$—	$22,051	$—	$—	$—	$666,051

Narrative Disclosures to Summary Compensation Table

Employment Agreements

All employment arrangements are “at will” agreements.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers as of June 30, 2026:

		Options					Stock Award
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Cuong Do, CEO
	08/20/21	6,258	—	1,192	$774.00	08/20/31	—	—	—	$—
	06/21/22	1,246	—	—	$169.00	06/21/32	—	—	—	$—
	06/29/23	1,170	—	585	$409.00	06/29/33	—	—	—	$—
	06/24/24	2,270	—	—	$47.40	06/24/34	—	—	—	$—
	12/20/24	6,968	—	3,483	$19.00	12/20/34	—	—	—	$—
	01/05/26	365,915	—	299,385	$1.31	01/05/36	—	—	—	$—

Joanne W. Kim, CFO
	08/20/21	1,045	—	197	$774.00	08/20/31	—	—	—	$—
	06/07/23	160	—	40	$578.00	06/07/33	—	—	—	$—
	06/24/24	990	—	—	$47.40	06/24/34	—	—	—	$—
	12/20/24	960	—	482	$19.00	12/20/34	—	—	—	$—
	01/05/26	60,555	—	49,545	$1.31	01/05/36	—	—	—	$—

Joseph M. Palumbo, CMO
	02/01/22	994	—	248	$320.00	02/01/32	—	—	—	$—
	06/07/23	240	—	60	$578.00	06/07/33	—	—	—	$—
	06/24/24	1,560	—	—	$47.40	06/24/34	—	—	—	$—
	12/20/24	1,028	—	514	$19.00	12/20/34	—	—	—	$—
	01/05/26	72,600	—	59,400	$1.31	01/05/36	—	—	—	$—

	Total	523,959	—	415,131			—	—	—	$—

Named executive officers held stock options to purchase a total of 939,090 shares of common stock as of June 30, 2026, with an aggregate grant date fair value of approximately $6.3 million, the last of which vests in 2029. The stock options granted on August 20, 2021 vested 20% on the grant date, with the remaining stock options vesting in five equal annual installments beginning on the first grant date anniversary; the stock options granted on June 7, 2023, vested 25% on the grant date, with the remaining stock options vesting in four equal annual installments beginning on the first grant date anniversary; stock options granted on June 24, 2024, vested 33% on grant date with the remaining in equal installments on the first and second grant date anniversary; the stock options granted on December 20, 2024 vested 33% on grant date with remaining in equal annual installments on the first and second grant date anniversary; the stock options granted on January 5, 2026 vested 55% on grant date with remaining in equal annual installments on first, second and third grant date anniversary; and the stock options and stock awards to the CEO on June 21, 2022 and June 29, 2023 vested in three equal annual installments beginning on the first grant date anniversary.

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Potential Payments Upon Termination or Change in Control

There are no arrangements with the named executive officers or our equity incentive plan or individual award agreements thereunder providing for certain payments to our named executive officers at or following or in connection with a termination of their employment or a change of control of the Company.

Director Compensation

The following table provides information regarding compensation that was earned or paid to the individuals who served as non-employee directors during the year ended June 30, 2026. Except as set forth in the table, during the fiscal year 2026, directors did not earn nor receive cash compensation or compensation in the form of stock awards, options awards or any other form:

Name	Fees earned or paid in Cash	Stock awards (1)	Option awards(1)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation	All other compensation	Total
Jim Lang	$—	$—	$325,897	$—	$—	$—	$325,897
Michael Sherman	$—	$—	$326,361	$—	$—	$—	$326,361
Amy Chappell	$—	$—	$44,568	$—	$—	$—	$44,568
Kameel Farag	$—	$—	$44,568	$—	$—	$—	$44,568
Sigmund Rogich	$—	$—	$163,610	$—	$—	$—	$163,610

(1)	The aggregate grant date fair value of such awards were computed in accordance with Financial Accounting Standards Board ASC Topic 718, Stock Compensation (ASC Topic 718), and do not take into account estimated forfeitures related to service-based vesting conditions, if any. The valuation assumptions used in calculating these values are discussed in Note 9 of our Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2026. These amounts do not represent actual amounts paid or to be realized. Amounts shown are not necessarily indicative of values to be achieved, which may be more or less than the amounts shown, as awards may be subject to time-based vesting.

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Outstanding equity awards held by non-employee directors as of June 30, 2026 were as follows:

		Options (1)					Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
James Lang
	04/05/22	1,279	—	—	$504.00	04/05/27	—	—	—	$—
	11/23/23	935	—	—	$301.00	11/23/28	—	—	—	$—
	11/20/24	6,160	—	—	$33.60	11/20/29	—	—	—	$—
	12/20/24	1,513	—	756	$19.00	12/20/29	—	—	—	$—
	01/05/26	45,000	—	45,000	$1.31	01/05/31	—	—	—	$—
	01/05/26	247,875	—	82,625	$1.31	01/05/31	—	—	—	$—

Sigmund Rogich
	04/05/22	1,234	—	—	$504.00	04/05/27	—	—	—	$—
	11/23/22	550	—	—	$612.00	11/23/27	—	—	—	$—
	12/20/24	1,471	—	736	$19.00	12/20/29	—	—	—	$—
	01/05/26	35,000	—	35,000	$1.31	01/05/31	—	—	—	$—
	01/05/26	105,825	—	35,275	$1.31	01/05/31	—	—	—	$—

Michael Sherman
	04/05/22	1,302	—	—	$504.00	04/05/27	—	—	—	$—
	11/23/22	750	—	—	$612.00	11/23/27	—	—	—	$—
	11/23/23	898	—	—	$301.00	11/23/28	—	—	—	$—
	11/20/24	5,690	—	—	$33.60	11/20/29	—	—	—	$—
	12/20/24	1,555	—	778	$19.00	12/20/29	—	—	—	$—
	01/05/26	40,000	—	40,000	$1.31	01/05/31	—	—	—	$—
	01/05/26	255,825	—	85,275	$1.31	01/05/31	—	—	—	$—

Amy Chappell
	01/05/26	28,750	—	28,750	$1.31	01/05/31	—	—	—	$—

Kameel Farag
	01/05/26	28,750	—	28,750	$1.31	01/05/31	—	—	—	$—

(1)	There were a total of 1,193,307 stock options outstanding to directors as of June 30, 2026, with an aggregate grant date fair value of approximately $3.1 million, the last of which vest in 2029. Stock Options granted on November 20, 2024 vest in equal quarterly installments on February 8, 2025, May 8, 2025, August 8, 2025 and November 8, 2025. Stock Options granted on December 20, 2024 vested 33% on the grant date and the remaining vest in two equal installments on the first and second anniversary of the grant date. The stock options granted on January 5, 2026 as part of the bonus and retention incentives to James Lang, Sigmund Rogich and Michael Sherman vested 75% on the grant date and the remaining vest in equal annual installments on the first, second and third grant date anniversaries. The stock options granted on January 5, 2026 as part of annual compensation, vest in equal installments on February 11, 2026, May 11, 2026, August 11, 2026 and November 11, 2026. The two new directors, Amy Chappell and Kameel Farag, received additional stock options to purchase 7,500 shares of common stock as compensation for pre-November services, which vested on the grant date.

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Long-Term Incentive Plans and Awards

Other than the options granted as described above, we do not currently have any long-term incentive plans that provide compensation intended to serve as incentive for performance. Since prior to such grants, no individual grants or agreements regarding future payouts under non-stock price-based plans had been made to any executive officer or any director or any employee or consultant since our inception, no future payouts under non-stock price-based plans or agreements had been granted or entered into or exercised by our officer or director or employees or consultants.

2019 Omnibus Equity Incentive Plan

On April 20, 2019, our Board of Directors and our stockholders approved and adopted the 2019 Omnibus Equity Incentive Plan (the “2019 Plan”). The 2019 Plan allows us, under the direction of our Board of Directors or a committee thereof, to make grants of stock options, restricted and unrestricted stock and other stock-based awards to employees, including our executive officers, consultants and directors. The 2019 Plan was amended on November 10, 2025 and allowed for the issuance of up to 3.1 million shares of common stock. As of June 30, 2026, there were 399,509 shares of common stock available for issuance of new awards under the 2019 Plan.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to the 2019 Plan, the Company’s only equity compensation plan in effect as of June 30, 2026:

	(a)	(b)	( c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,785,363	$7.62	399,509
Equity compensation not approved by security holders	—	$—	—
Total	2,785,363	$7.62	399,509

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no transactions since July 1, 2025 to which we have been a party in which the amount involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent (1%) of the average of our total assets at year-end for the prior two fiscal years, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Review and Approval of Transactions with Related Persons

Either the audit committee or the Board of Directors approves all related party transactions. The procedure for the review, approval or ratification of related party transactions involves discussing the proposed transaction with management, discussing the proposed transaction with the external auditors, reviewing financial statements and related disclosures, and reviewing the details of major deals and transactions to ensure that they do not involve related party transactions. Members of management have been informed and understand that they are to bring related party transactions to the audit committee or the Board of Directors for pre-approval. These policies and procedures are evidenced in the audit committee charter and our code of ethics.

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Principal Stockholders

Based solely upon information made available to us, the following table sets forth information as of August 13, 2026 regarding the beneficial ownership of our Common Stock by:

  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;
  each of our named executive officers and directors; and
  all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 8,451,148 shares of Common Stock outstanding as of August 13, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person as of a particular date, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of such date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is c/o BioVie Inc., 680 W Nye Lane, Suite 201, Carson City, Nevada 89703.

.	Number of Common Shares of Beneficial Ownership	Percentage of Beneficial Ownership

Directors and Executive Officers
James Lang (1)	325,952	3.7
Sigmund Rogich (2)	165,423	1.9
Michael Sherman (3)	326,228	3.7
Amy Chappell (4)	45,000	*
Kameel Farag (5)	45,000	*
Cuong Do (6)	402,051	4.6
Joanne Wendy Kim (7)	64,850	*
Joseph Palumbo (8)	77,664	*

All directors and executive officers as a group	1,452,168	16.6%
5% or Greater Stockholders
Morgan Stanley Smith Barney LLC (9)	896,822	10.6%
* Less than 1%

(1)	Includes 325,262 options to purchase shares of Common Stock, all of which are exercisable within 60 days of August 13, 2026.
(2)	Includes options to purchase 161,580 shares of Common Stock which are exercisable within 60 days of August 13, 2026.
(3)	Includes options to purchase 326,020 shares of Common Stock, which are exercisable within 60 days of August 13, 2026. 134 shares of Common Stock held of record by Sherman Children's Trust Brian Krisber, Trustee. All shares of Common Stock and options are deemed to be beneficially owned or controlled by Michael Sherman.
(4)	Represents options to purchase 45,000 shares of Common Stock, which are exercisable within 60 days of August 13, 2026.
(5)	Represents options to purchase 45,000 shares of Common Stock, which are exercisable within 60 days of August 13, 2026.
(6)	Includes warrants to purchase 5,050 shares of Common Stock, options to purchase 385,603 shares of Common Stock which are exercisable within 60 days of August 13, 2026 and 10,491 shares of Common Stock which are held of record by Do & Rickles Investments, LLC, a limited liability company 100% owned by Cuong Do and his wife, and as such, Mr. Do may be deemed to beneficially own or control.
(7)	Includes options to purchase 63,909 shares of Common Stock and 100 restricted stock units all which are exercisable within 60 days of August 13, 2026.
(8)	Includes options to purchase 76,471 shares of Common Stock which are exercisable within 60 days of August 13, 2026.
(9)	Based solely on information contained in Amendment No. 1 to a Schedule 13G filed by Morgan Stanley and Morgan Stanley Smith Barney LLC on August 7, 2026, which discloses that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Smith Barney LLC, a wholly-owned subsidiary of Morgan Stanley. The address of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York NY 10036.
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Description of Securities

The following description is a summary of some of the terms of our securities, our organizational documents and Nevada law. The descriptions in this prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

As of August 13, 2026, our authorized capital stock consists of 800,000,000 shares of Common Stock par value $0.0001 per share (the "Common Stock"), of which 8,453,984 shares were issued and 8,451,148 shares were outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which were issued and outstanding. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our Common Stock.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation and Bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are fully paid and nonassessable.

Our Common Stock is listed on Nasdaq under the symbol “BIVI.” The transfer agent and registrar for our Common Stock is West Coast Stock Transfer, Inc., Encinitas, California.

Pre-funded Warrants

The following summary of certain terms and provisions of the Pre-funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

Term

The Pre-funded Warrants will not expire until they are fully exercised.

Exercisability

The Pre-funded Warrants are exercisable at any time until they are fully exercised. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional shares of our Common Stock will be issued in connection with the exercise of a Pre-funded Warrant. The holder of the Pre-funded Warrant may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Pre-funded Warrants in shares of our Common Stock determined according to the formula set forth in the Pre-funded Warrant.

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Exercise Limitations

Under the terms of the Pre-funded Warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of our Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder's affiliates, and any other persons whose beneficial ownership of our Common Stock would or could be aggregated with the holder's for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant. Such percentage may be increased or decreased by written notice by the holder of the Pre-funded Warrants to any other percentage not in excess of 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to us, provided that such percentage may in no event exceed 9.99%.

Exercise Price

The exercise price of shares of our Common Stock purchasable upon the exercise of the Pre-funded Warrants is $0.0001 per share. The exercise price of the Pre-funded Warrants and the number of shares of our Common Stock issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of Common Stock, as well as upon any distribution of assets, including cash, stock or other property, to our stockholders.

Adjustments

In addition to the adjustments described under "Exercise Price" above, if we grant, issue, or sell any Common Stock equivalents or rights to purchase stock, warrants, securities, or other property pro rata to all record holders of any class of shares of our Common Stock or declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of shares of Common Stock, by way of return of capital or otherwise, then, in each case, each Pre-funded Warrant holder will be entitled to acquire such rights or participate in such distribution, on the same terms as the holder could have acquired or participated if the holder held the number of shares of Common Stock acquirable upon complete exercise of the Pre-funded Warrant without regard to any exercise limitations, subject to certain exceptions to the extent participation would result in the holder exceeding its beneficial ownership limitation under the Pre-funded Warrant.

Transferability

Subject to applicable laws, the Pre-funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established trading market for the Pre-funded Warrants. We do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system and do not expect a trading market to develop for the Pre-funded Warrants.

Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Pre-funded Warrants, and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of Common Stock), the holders of the Pre-funded Warrants will be entitled to receive, upon exercise of the Pre-funded Warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the Pre-funded Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Pre-funded Warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each Pre-funded Warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of Common Stock, the holder of a Pre-funded Warrant does not have the rights or privileges of a holder of our shares of Common Stock, including any voting rights, until such holder exercises the Pre-funded Warrant.

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Common Warrants

The following summary of certain terms and provisions of Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Common Warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Common Warrant for a complete description of the terms and conditions of the Common Warrants.

Term and Exercise Price

Each Common Warrant offered hereby will have an initial exercise price per share equal to $            . The Common Warrants will be immediately exercisable and may be exercised at any time until the fifth anniversary of the date of issuance, provided that the registration statement of which this prospectus forms a part or another registration statement is available for the issuance of the shares of Common Stock underlying the Common Warrants unless an exemption from registration is available.

Subject to the rules and regulations of the applicable trading market, we may, at any time during the term of the Common Warrants, reduce the then-current exercise price to any amount and for any period of time deemed appropriate by our Board of Directors. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications, or similar events affecting our shares of Common Stock, as well as upon any distribution of assets, including cash, stock, or other property, to our stockholders. The Common Warrants will be issued separately from the shares of Common Stock and Pre-funded Warrants and may be transferred separately immediately thereafter.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares, the holder may also satisfy its obligation to pay the exercise price through a “cashless exercise,” in which the holder receives the net value of the Common Warrants in shares of our Common Stock determined according to the formula set forth in the Common Warrant.

Exercise Limitation

Under the terms of the Common Warrants, the Company may not effect the exercise of any such warrant, and a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of shares of our Common Stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder's affiliates, and any other persons whose beneficial ownership of our Common Stock would or could be aggregated with the holder's for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrant. Such percentage may be increased or decreased by written notice by the holder of the Common Warrants to any other percentage not in excess of 9.99%. Any such increase will not be effective until the 61st day after such notice is delivered to us, provided that such percentage may in no event exceed 9.99%.

Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Exchange Listing

There is no established trading market for the Common Warrants. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system and do not expect a trading market to develop for the Common Warrants.

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Fundamental Transactions

Upon the consummation of a fundamental transaction (as described in the Common Warrants, and generally including any reorganization, recapitalization, or reclassification of our shares of Common Stock, the sale, transfer, or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of Common Stock), the holders of the Common Warrants will be entitled to receive, upon exercise of the Common Warrants, the kind and amount of securities, cash, or other property that such holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction, without regard to any limitations on exercise contained in the Common Warrants.

No Rights as a Stockholder

Except by virtue of such holder's ownership of shares of Common Stock, the holder of a Common Warrant does not have the rights or privileges of a holder of shares of our Common Stock, including any voting rights, until such holder exercises the Common Warrant.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a Nevada corporation with at least 200 stockholders, a “resident domestic corporation,” from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, such prohibition extends beyond the expiration of the two-year period, unless:

  the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or
  the combination meets specified statutory requirements.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A “resident domestic corporation” may opt out of the business combinations provisions of the NRS by making an election to do so in its original articles of incorporation, by adopting an amendment to its articles of incorporation that is approved by the affirmative vote of holders of stock representing a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by interested stockholders or their affiliates, or whose articles of incorporation were amended to contain a provision expressly electing not to be governed by the business combinations statutes before the date the corporation first became a resident domestic corporation. We have not opted out of the business combinations statutes and will be subject to these statutes if we are a resident domestic corporation as defined in the NRS.

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Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of the Company.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our board of directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of our Common Stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors.

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plan of distribution

We have entered into a placement agency agreement dated               , 2026 with ThinkEquity LLC, as placement agent, with respect to the securities sold in this offering. Subject to the terms and conditions of the placement agency agreement, the placement agent has agreed to solicit offers to purchase the Shares and/or Pre-funded Warrants and accompanying Common Warrants offered by this prospectus. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its "reasonable best efforts" to arrange for the sale of such securities by us. Therefore, we may not sell all of the Shares and/or Pre-funded Warrants and accompanying Common Warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us by virtue of the placement agency agreement. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering.

Delivery of the securities offered hereby is expected to occur on or about            , 2026, subject to satisfaction of certain customary closing conditions.

We have agreed to indemnify the placement agent against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

Placement Agent Fees and Expenses

Pursuant to the placement agency agreement, we will pay the placement agent and A.G.P./Alliance Global Partners (the "Financial Advisor"), concurrently with the closing of this offering, an aggregate fee equal to 6.0% of the purchase price paid by each purchaser of securities that are placed in this offering and warrants to purchase 5.0% of the aggregate number of Shares and Pre-funded Warrants sold in the offering. The Financial Advisor's advisory fee, as part of the overall fee, will equal 12.5% of the total 6.0% placement agent cash fees and 12.5% of the 5.0% Placement Agent's Warrants. We have also agreed to pay a non-accountable expense allowance to the placement agent equal to 1.0% of the gross proceeds received in this offering from purchasers.

The following table shows the combined public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Share and Accompanying Common Warrant	Per Pre-funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Placement agent fees (6.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

In addition, we will also pay the placement agent (a) all filing fees and communication expenses relating to the securities to be sold in this offering with the SEC; (b) all filing fees and expenses associated with the review of this offering by FINRA; (c) all fees and expenses relating to the listing of the securities on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE or the NYSE American and on such other stock exchanges as the Company and the placement agent together determine, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to the registration or qualification of such securities under the "blue sky" securities laws of such states and other jurisdictions as the placement agent may reasonably designate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of such securities offered hereby under the securities laws of such foreign jurisdictions as the placement agent may reasonably designate; (f) the costs of all mailing and printing of the offering documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Placement Agent may reasonably deem necessary; (g) the costs and expenses of a public relations firm; (h) the costs of preparing, printing and delivering certificates representing the Shares; (i) fees and expenses of the transfer agent for the Common Stock; (j) stock transfer and/or stamp taxes, if any, payable upon the transfer of the securities from the Company to the placement agent; (k) the costs associated with post-Closing advertising this offering in the national editions of the Wall Street Journal and New York Times; (l) [Intentionally Omitted]; (m) the fees and expenses of the Company's accountants; (n) the fees and expenses of the Company's legal counsel and other agents and representatives; (o) [Intentionally Omitted]; (p) [Intentionally Omitted]; (q) [Intentionally Omitted]; (r) [Intentionally Omitted]; and (s) [Intentionally Omitted]. Such reimbursement shall be paid at each closing (to the extent not paid at a prior closing) from the gross proceeds of the securities offered hereby.

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The placement agent may also ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering.

Our total estimated expenses of this offering, including registration, filing and listing fees and legal and accounting expenses, but excluding placement agent fees and excluding the non-accountable expense allowance, are approximately $450,000.

Placement Agent’s Warrants

Upon closing of this offering, we have agreed to issue the placement agent warrants ("Placement Agent's Warrants") to purchase up to 5% of the aggregate number of Shares and Pre-funded Warrants sold. The Placement Agent's Warrants will be exercisable at an exercise price of $1.95 (representing 125% of the assumed combined public offering price of $1.56 per Share and accompanying Common Warrant, the last reported sales price of our Common Stock as reported on Nasdaq on August 13, 2026). The Placement Agent's Warrants are immediately exercisable and will expire on the four- and one-half year anniversary of the date that is 180 days from the commencement of sales of the securities issued in this offering.

The Placement Agent's Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The placement agent (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Placement Agent's Warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Placement Agent's Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable upon exercise of the Placement Agent's Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Placement Agent's Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the exercise price of the Placement Agent's Warrants or underlying securities will not be adjusted for issuances of shares of our Common Stock at a price below the exercise price of the Placement Agent's Warrants.

Lock-Up Agreements

We have agreed that, from the date of this prospectus until the date that is three months from the closing of this offering, we will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (c) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (a), (b), (c) or (d) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise, subject to certain exceptions.

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Moreover, pursuant to “lock-up” agreements, our executive officers, directors and certain of our stockholders have agreed that from the date of this prospectus until the date that is three months from the closing of this offering, subject to customary exceptions, without the prior written consent of the placement agent, not to, directly or indirectly (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of any shares of Common Stock, any warrant or option to purchase such shares or any other of our securities or of any other entity that is convertible into, or exercisable or exchangeable for, shares of our Common Stock or any other of our equity securities (each a “Relevant Security” and collectively, “Relevant Securities”), in each case beneficially owned by them or otherwise publicly disclose the intention to do so, or (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act with respect to any Relevant Security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so.

Right of First Refusal

We have granted the placement agent an irrevocable right of first refusal (the “Right of First Refusal”), for a period of three (3) months after the closing of this offering, to act, except as set forth below, as sole investment banker, sole book-runner and/or sole placement agent, at the placement agent’s sole discretion, for each and every future public and private equity offering that is not an “at-the-market” offering executed through a broker dealer as sales agent (such future public and private equity offering, a “Future Transaction”), including all equity linked financings, during such three (3) month period for the Company, or any successor to or any subsidiary of the Company, on reasonable and customary terms, provided a Future Transaction shall not be deemed to include, and no Right of First Refusal is granted to the placement agent in connection with, any of the following: (a) any equity securities directly issued by the Company pursuant to acquisitions or strategic transactions, including as part of any grant funding from a third party, or (b) any offer or sale of equity securities by the Company directly to non-U.S. persons domiciled in the following jurisdictions: China, Korea, Latin America (excluding the Caribbean and the Cayman Islands), Japan, the EU and the Middle East, in each case, in a private placement not otherwise involving a public offering. The placement agent may elect, in its sole and absolute discretion, not to exercise its Right of First Refusal with respect to any Future Transaction; provided that any such election by the placement agent shall not adversely affect the placement agent’s Right of First Refusal with respect to any other Future Transaction during the three (3) month period agreed to above. In accordance with FINRA Rule 5110(g)(6)(A), the Right of First Refusal shall not have a duration of more than three (3) years from the commencement of sales in this offering.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent, and should not be relied upon by investors.

Nasdaq Capital Market Listing

Our Common Stock is listed on Nasdaq under the symbol "BIVI". We do not intend to list the Pre-funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system and do not expect a trading market to develop for the Pre-funded Warrants or the Common Warrants.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

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Other Relationships

From time to time, the placement agent and/or its affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the placement agent and/or its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and/or its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the placement agent has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  to any legal entity which is a qualified investor as defined in the Prospectus Directive;
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the placement agent with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the placement agent, is authorized to make any further offer of the securities on behalf of the sellers or the placement agent.

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United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our securities under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, (b) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (c) where no consideration is or will be given for the transfer; (d) where such transfer is by operation of law; or (e) as specified in Section 276(7) of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the securities under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, or (5) as specified in Section 276(7) of the SFA.

Hong Kong

Our securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

People’s Republic of China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

39

Legal Matters

McGuireWoods LLP is acting as our counsel regarding securities law matters and has provided an opinion on the validity of the Pre-funded Warrants and the Warrants. Fennemore Craig, P.C. has provided an opinion on the validity of the shares of Common Stock offered hereby (including the Common Stock issuable upon exercise of the Pre-funded Warrants and the Warrants). Sheppard, Mullin, Richter & Hampton LLP is acting as counsel to the placement agent.

Experts

The balance sheets of BioVie Inc. as of June 30, 2026 and 2025, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at https://bioviepharma.com/. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) that we have filed with the SEC (Commission File No. 001-39015):

  our Annual Report on Form 10-K for the year ended June 30, 2026, filed with the SEC on August 13, 2026; and
  the description of our Common Stock contained in our registration on Form 8-A (File No. 001-39015) filed with the SEC on August 25, 2020, which incorporates by reference the description of our Common Stock from our registration statement on Form S-1 (File No. 333-231136), and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of this offering and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to BioVie Inc., Attention: Corporate Secretary, 680 W Nye Lane, Suite 201, Carson City, Nevada 89703. Our phone number is (775) 888-3162.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at https://bioviepharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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Up to 16,025,641 Shares of Class A Common Stock

Up to 16,025,641 Pre-funded Warrants to Purchase up to 16,025,641 Shares of Class A Common Stock

Up to 16,025,641 Common Warrants to Purchase up to 16,025,641 Shares of Class A Common Stock

Up to 16,025,641 Shares of Class A Common Stock Underlying the Common Warrants

Up to 16,025,641 Shares of Class A Common Stock Underlying the Pre-funded Warrants

BioVie Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

            , 2026

Part II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth various expenses being borne by the Company in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

SEC registration fee	$10,357.50
FINRA filing fee	11,750.00
Accounting fees and expenses	27,892.50
Legal fees and expenses	400,000.00
Total expenses	$450,000.00

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of NRS.

Section 78.138(3) of the NRS provides that in deciding upon matters of business, the officers and directors are presumed to act in good faith, on an informed basis, and with a view to the interests of the corporation. Section 78.138(7) further provides, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable to the corporation or its stockholders unless it is proven that (a) the presumption established in Section 78.138(3) is rebutted and (b) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (c) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.751 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS also permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

II-1

Our Articles of Incorporation and bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

•	We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director;

•	We are required to advance expenses to our directors and officers upon receipt of an undertaking to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified; and

•	We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any securities within the past three years which were not registered under the Securities Act except as set forth below. The Company believes that, unless otherwise noted, all of the transactions described below were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

Placement Agent Warrants Issued in Connection with Offering on March 4, 2024

On March 4, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to an investor of up to 210,000 shares of Common Stock, at a public offering price of $100.00 per share of Common Stock and/or pre-funded warrants to purchase shares of Common Stock at a public offering price of $99.99 per pre-funded warrant, together with warrants to purchase up to 105,000 shares of Common Stock.

In connection with the offering, the Company issued unregistered warrants to the placement agent, exercisable to purchase 10,500 shares of Common Stock, representing 5% of the securities purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $125.00 per share, which is equal to 125% of the public offering price. The warrants are exercisable from 180 days following the date of issuance in accordance with Rule 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the holders of the warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Placement Agent Warrants Issued in Connection with Offering on September 23, 2024

On September 23, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to certain investors of up to 196,080 shares of Common Stock, at a public offering price of $15.30 per share and/or pre-funded warrants to purchase shares of Common Stock, at a public offering price of $15.30 per pre-funded warrant, together with warrants to purchase up to 196,080 shares of Common Stock.

In connection with the offering, the Company issued unregistered warrants to the placement agent, exercisable to purchase 9,804 shares of Common Stock, representing 5% of the securities purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $19.125 per share, which is equal to 125% of the public offering price. The warrants are exercisable from 180 days following the date of issuance in accordance with Rule 5110(g)(8)(A) of FINRA and will expire five years following the date of issuance. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the holders of the warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

II-2

Private Placement Warrants and Placement Agent Warrants Issued in Connection with Offering on October 21, 2024

On October 21, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to certain investors of up to 444,300 shares of Common Stock, at a public offering price of $15.00 per share.

In a concurrent private placement, pursuant to the placement agency agreement, the Company issued to the investors unregistered warrants to purchase 444,300 shares of Common Stock, with each warrant exercisable for one share of Common Stock at an exercise price of $13.70 per share. The warrants are exercisable from six months from the date of issuance and will expire five years following the initial exercise date. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the warrants of the shares of Common Stock issued and issuable upon exercise of the warrants.

In connection with the offering, the Company issued unregistered warrants to the placement agent, exercisable to purchase 22,215 shares of Common Stock, representing 5% of the shares of Common Stock purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $18.75 per share, which is equal to 125% of the public offering price. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the holders of the warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Private Placement Warrants and Placement Agent Warrants Issued in Connection with Offering on October 23, 2024

On October 23, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to certain investors of up to 266,700 shares of Common Stock, at a public offering price of $22.50 per share.

In a concurrent private placement, pursuant to the placement agency agreement, the Company issued to the investors unregistered warrants to purchase 266,700 shares of Common Stock, with each warrant exercisable for one share of Common Stock at an exercise price of $21.20 per share. The warrants are exercisable from six months from the date of issuance and will expire five years following the initial exercise date. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the Company has the obligation to file a registration statement on Form S-1 providing for the resale by the holders of the warrants of the shares of Common Stock issued and issuable upon exercise of the warrants.

In connection with the offering, the Company issued unregistered warrants to the placement agent, exercisable to purchase 13,335 shares of Common Stock, representing 5% of the shares of Common Stock purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $28.125 per share, which is equal to 125% of the public offering price. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the holders of the warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

II-3

Placement Agent Warrants Issued in Connection with Offering on October 28, 2024

On October 28, 2024, the Company entered into a placement agency agreement with ThinkEquity LLC, as the placement agent, in connection with the issuance and sale directly to certain investors of up to 114,600 shares of Common Stock, at a public offering price of $28.30 per share.

In connection with the offering, the Company issued warrants to the placement agent, exercisable to purchase 5,730 shares of Common Stock, representing 5% of the shares of Common Stock purchased at the closing of the offering, for an aggregate purchase price of $100.00, at an exercise price of $35.375 per share, which is equal to 125% of the public offering price. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the holders of the warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

Underwriter Warrants Issued in Connection with Offering on August 7, 2025

On August 7, 2025, the Company entered into an underwriting agreement with ThinkEquity LLC, as the underwriter, in connection with a public offering of shares of Common Stock and warrants.

In connection with the offering, the Company issued warrants to the underwriter to purchase 300,000 shares of Common Stock. The warrants have an exercise price of $2.50 per share. The warrants are immediately exercisable, in whole or in part, and expire on the four- and one-half year anniversary of the date that is one hundred eighty (180) days from the date of the underwriting agreement. The holders of the warrants may exercise the warrants by making a cash payment equal to the exercise price multiplied by the quantity of shares. The holders of the warrants may also exercise the warrants on a cashless or “net issuance” basis by receiving a net number of shares calculated pursuant to the formula set forth in the warrants. The warrants are subject to anti-dilution adjustments for stock dividends, stock splits, and reverse stock splits. Pursuant to the terms of the warrants, the holders of the warrants are entitled to piggyback registration rights if the Company proposes to file a new registration statement under the Securities Act, subject to certain limitations.

II-4

Item 16. Exhibits

A list of the exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Date Filed	Exhibit No.	Filed Herewith
1.1	Form of Placement Agency Agreement					X
2.1	Agreement and Plan of Merger, dated April 11, 2016, among the Company, LAT Acquisition Corp and LAT Pharma, LLC	8-K	000-55292	April 15, 2016*	2.1
3.1	Articles of Incorporation of Company as filed with the Secretary of State of Nevada	S-1	333-190635	August 15, 2013	3.1
3.2	Certificate of Amendment to Articles of Incorporation	8-K	000-55292	July 22, 2016	3.1
3.3	Certificate of Amendment to Articles of Incorporation	Schedule 14C	000-55292	July 13, 2018	Appendix A
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	000-55292	July 3, 2018	3.1
3.5	Certificate of Amendment to Articles of Incorporation	S-1	333-231136	November 22, 2019	3.6
3.6	Certificate of Change	8-K	001-39015	August 1, 2024	3.1
3.7	Termination of Amendment/Certificate	8-K/A	001-39015	August 6, 2024	3.1
3.8	Certificate of Amendment	8-K/A	001-39015	August 6, 2024	3.1
3.9	Amended and Restated Bylaws of Company, adopted on May 28, 2025	10-K	001-39015	August 15, 2025	3.9
4.1	Specimen Certificate representing shares of Class A Common Stock	S-1	333-231136	April 26, 2019	4.1
4.2	Form of Warrant	8-K	001-39015	September 25, 2019	4.2
4.3	Form of 10% OID Convertible Delayed Draw Debenture	8-K	001-39015	September 25, 2019	4.1
4.4	Form of Common Stock Purchase Warrant	8-K/A	001-39015	July 18, 2022	4.1
4.5	Form of Warrant to Purchase Shares of Class A Common Stock of the Company	8-K	001-39015	December 1, 2021	10.3
4.6	Form of Pre-funded Common Stock Purchase Warrant	8-K	001-39015	March 4, 2024	4.1
4.7	Form of Common Stock Purchase Warrant	8-K	001-39015	March 4, 2024	4.2
4.8	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	March 4, 2024	4.3
4.9	Form of Pre-funded Common Stock Purchase Warrant	8-K	001-39015	September 24, 2024	4.1
4.10	Form of Common Stock Purchase Warrant	8-K	001-39015	September 24, 2024	4.2
4.11	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	September 24, 2024	4.3
4.12	Form of Common Stock Purchase Warrant	8-K	001-39015	October 22, 2024	4.1
4.13	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 22, 2024	4.2
4.14	Form of Common Stock Purchase Warrant	8-K	001-39015	October 24, 2024	4.1
4.15	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 24, 2024	4.2
4.16	Form of Placement Agent’s Warrant Agreement	8-K	001-39015	October 29, 2024	4.1
4.17	Form of Pre-funded Common Stock Purchase Warrant	8-K	001-39015	August 11, 2025	4.2
4.18	Form of Common Stock Purchase Warrant	8-K	001-39015	August 11, 2025	4.1

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4.19	Form of Representative’s Warrant Agreement	8-K	001-39015	August 11, 2025	4.3
4.20	Form of Pre-funded Common Stock Purchase Warrant					X
4.21	Form of Common Stock Purchase Warrant					X
4.22	Form of Placement Agent’s Warrant Agreement (included as Exhibit A to Exhibit 1.1)					X
5.1	Opinion of Fennemore Craig, P.C.					X
5.2	Opinion of McGuireWoods LLP					X
10.1	BioVie Inc. 2019 Omnibus Equity Incentive Plan (Amended and Restated through November 10, 2025)	Schedule 14A	001-39015	September 25, 2025	Appendix A
10.2	Asset Purchase Agreement, dated April 27, 2021, among the Company, NeurMedix, Inc. and Acuitas Group Holdings, LLC	8-K	001-39015	April 27, 2021	2.1
10.3	Amendment No. 1 of the Asset Purchase Agreement, dated May 9, 2021, among the Company, NeurMedix, Inc. and Acuitas Group Holdings, LLC	8-K	001-39015	May 10, 2021	2.2
10.4	Amendment No. 2 to the Asset Purchase Agreement, dated January 13, 2023, among the Company, Acuitas Group Holdings, LLC (as successor to NeurMedix, Inc.) and Acuitas Group Holdings, LLC (solely for purposes of Section 10.16 therein)	10-Q	001-39015	May 12, 2023	10.1
10.5	Employment Offer & Agreement, between Chris Reading and the Company, dated June 18, 2021	10-Q	001-39015	November 10, 2021	10.14
10.6	Employment Offer & Agreement, between Clarence Ahlem and the Company, dated June 18, 2021	10-Q	001-39015	November 10, 2021	10.15
10.7	Employment Offer & Agreement, between Joanne Wendy Kim and the Company, dated June 26, 2021	10-Q	001-39015	November 10, 2021	10.16
10.8	Employment Offer & Agreement, between Penelope Markham and the Company, dated September 7, 2021	10-Q	001-39015	November 10, 2021	10.18
10.9	Employment Offer & Agreement, between Joseph Palumbo and the Company, dated September 3, 2021	10-Q	001-39015	November 10, 2021	10.19
10.10	Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.	8-K	001-39015	December 1, 2021	10.1
10.11	Supplement to Loan and Security Agreement, dated November 30, 2021, among the Company, Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.	8-K	001-39015	December 1, 2021	10.2
10.12	Securities Purchase Agreement, dated July 15, 2022, by and between the Company and Acuitas Group Holdings, LLC	8-K/A	001-39015	July 18, 2022	10.1
10.13	Controlled Equity OfferingSM Sales Agreement, dated August 31, 2022, among the Company, Cantor Fitzgerald & Co. and B. Riley Securities, Inc.	8-K	001-39015	August 31, 2022	1.1
10.14	Amended and Restated Registration Rights Agreement, dated August 15, 2022, by and between the Company and Acuitas Group Holdings, LLC	10-Q	001-39015	November 4, 2022	10.2
10.15	Warrant Agent Agreement, dated August 11, 2025, between the Company and West Coast Stock Transfer, Inc.	8-K	001-39015	August 11, 2025	10.1
21.1	List of Subsidiaries	S-1	333-288525	July 3, 2025	21.1
23.1	Consent of EisnerAmper LLP					X
23.2	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)					X
23.3	Consent of McGuireWoods LLP (included in Exhibit 5.2)					X
24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement on Form S-1)
107	Filing Fee Table					X

* Previously filed.

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Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson City, State of Nevada, on August 14, 2026.

BIOVIE INC.

By:	/s/ Cuong Do
Cuong Do
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cuong Do	President and Chief Executive Officer, Director	August 14, 2026
Cuong Do	(Principal Executive Officer)

*	Chief Financial Officer	August 14, 2026
Joanne Wendy Kim	(Principal Financial and Principal Accounting Officer)

*	Chairman of the Board of Directors	August 14, 2026
Jim Lang

*	Director	August 14, 2026
Amy Chappell

*	Director	August 14, 2026
Kameel Farag

*	Director	August 14, 2026
Sigmund Rogich

*	Director	August 14, 2026
Michael Sherman

*By:	/s/ Cuong Do
Cuong Do
Attorney-in-Fact

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